Exhibit 5.2

707 Wilshire Boulevard Los Angeles California 90017-3543 Telephone: 213.892.5200 Facsimile: 213.892.5454 www.mofo.com morrison foerster llp

beijing, berlin, boston,
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January 5, 2021

Alexandria Real Estate Equities, Inc.

26 North Euclid Avenue

Pasadena, California 91101

Re:Alexandria Real Estate Equities, Inc. and Alexandria Real Estate Equities, L.P.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing on the date hereof by the Company and Alexandria Real Estate Equities, L.P., a Delaware limited partnership (the “Guarantor”), of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the offering from time to time of guarantees (the “Guarantees”) by the Guarantor of debt securities which may be issued and sold from time to time by the Company under the Registration Statement (the “Debt Securities”) pursuant to an indenture (the “Indenture”). The Guarantees being registered under the Registration Statement will be offered pursuant to the provisions of Rule 415 under the Securities Act, and are to be issued from time to time pursuant to one or more guaranties or guarantee agreements (each, a “Guarantee Agreement”) to be entered into by the Guarantor.

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Guarantor and the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the Registration Statement.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)	limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Guarantees, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)	our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

(i)	When the Registration Statement has become effective under the Securities Act, when the terms of the Debt Securities to be issued under the applicable Indenture and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or government body having jurisdiction over the Company, and when the Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and the organizational documents, as amended, of the Company, and issued and sold as contemplated in the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in the resolutions of the board of directors of the Company, the Debt Securities will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture; and

(ii)	When the Registration Statement has become effective under the Securities Act, when Guarantees have been duly authorized by the Guarantor, when such Guarantees have been duly executed and delivered by the Guarantor, when the terms of such Guarantees and of their issuance have been duly established in conformity with the organizational documents and partnership agreements, as amended, of the Guarantor, which terms do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Guarantor or the Company and comply with any requirement or restriction imposed by any court or government body having jurisdiction over the Guarantor or the Company, and when such Guarantees have been duly issued as contemplated by the Registration Statement and consideration therefor has been received, such Guarantees will be duly authorized and constitute valid and legally binding obligations of the Guarantor.

In rendering the opinion expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including additional post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Guarantees are offered or issued as contemplated by the Registration Statement; (iii) the terms of the Debt Securities will conform in all material respects to the description thereof in the Prospectus which is part of the Registration Statement (the “Prospectus”); (iv) the Company will authorize the issuance of the Debt Securities and will authorize, execute and deliver the applicable Indenture and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action to effect such issuance; (v) the terms of all Guarantees will conform in all material respects to the description thereof in the Prospectus; and (vi) the Guarantor will authorize the issuance of the Guarantees and will authorize, execute and deliver the applicable Guarantee Agreement and any other document contemplated thereby or by the Registration Statement and will take any other appropriate additional corporate action to effect such issuance.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company and the Guarantor with the Commission. We further consent to your filing a copy of this opinion as Exhibit 5.2 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ MORRISON & FOERSTER LLP